Exhibit 99.1
CONTACT: Jim Kosowski
304-234-2440
RELEASE DATE: July 26, 2006
FOR IMMEDIATE RELEASE
WHEELING-PITTSBURGH CORPORATION
RAISES SECOND QUARTER EXPECTATIONS
WHEELING, WV, July 26, 2006 – Wheeling-Pittsburgh Corporation (NASDAQ: WPSC) announced today that it expects second quarter operating income to be approximately $19 million, or about $8 million above previous guidance, due to higher than expected revenues resulting from increased selling prices during the quarter, as well as lower than expected costs. The higher quarterly operating income reflects greater than expected expenses for profit sharing and VEBA contributions in the quarter.
     “Wheeling-Pittsburgh is beginning to realize the benefits of its investments over the past three years that have allowed us to expand capacity, increase the reliability of our facilities and improve our product quality,” said James G. Bradley, Chairman and CEO. “The installation of automatic roll changers at the hot strip mill, which has increased its annual capacity from 2.8 million tons up to 3.4 million tons, the performance of the electric arc furnace and the rehabilitation of the coke plant that is taking place as part of our Mountain State Carbon joint venture, all validate the strategic plan that we put in place more than three years ago. These positive results also reflect the hard work of the 3,100 Wheeling-Pittsburgh Steel employees and their efforts are to be commended.”
     Bradley added, “Since emerging from bankruptcy in 2003 we have continued to look at all ways to enhance our competitiveness and build and deliver shareholder value. Our ongoing negotiations with Companhia Siderurgica Nacional regarding the proposed strategic alliance in North America remain positive, and we believe this combination will deliver significantly more value than the recent proposal by Esmark. Upon finalization of a definitive agreement, we intend to provide detailed information about the strategic, operational and financial aspects of the proposed transaction that will enable our shareholders to fully understand its many benefits. We fully expect that the alliance which we are finalizing with CSN will be subject to a vote of our shareholders at the appropriate time.”
     Bradley concluded, “Our Board is firmly committed to protecting the interests of all shareholders and protecting against any attempt to deprive them of value that is rightfully theirs.”
     The Company expects to announce its second quarter results on August 8, 2006.
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